EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the use of our reports dated March 2, 2015, with respect to the consolidated balance sheets of Genworth Financial, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and all related consolidated financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this automatic shelf registration statement on Form S-3. The aforementioned reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and are incorporated by reference herein.

Our report dated March 2, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that Genworth Financial, Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to a control over the Company’s implementation of assumption and methodology changes for long-term care insurance claim reserves has been identified and included in management’s assessment.

/s/ KPMG LLP

Richmond, Virginia

May 1, 2015